Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) filed with the Securities and Exchange Commission on November 18, 2009 and related Prospectus of Sinovac Biotech Ltd. for the registration of 10,000,000 common shares and to the incorporation by reference therein of our reports dated April 8, 2009, with respect to the consolidated financial statements of Sinovac Biotech Ltd. and the effectiveness of internal control of financial reporting of Sinovac Biotech Ltd., included in its Annual Report on Form 20-F (as amended) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Vancouver, Canada,
November 18, 2009	Chartered Accountants